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                                                                    EXHIBIT 99.1


APPROVED BY:
ATS Medical, Inc.
Michael Dale
President and CEO, 763-557-2224
Jack Judd
CFO, 763-557-2222

Contacts:
Investors
EVC Group
Douglas Sherk, 415-896-6820
Anne Bugge, 206-926-5220
Jennifer Beugelmans, 415-896-6820


FOR IMMEDIATE RELEASE


  ATS MEDICAL SIGNS DEFINITIVE AGREEMENTS TO SELL $13.1 MILLION OF COMMON STOCK


MINNEAPOLIS, June 25, 2004---ATS Medical, Inc. (Nasdaq: ATSI) today announced that it has entered into definitive agreements for the sale of approximately $13.1 million of common stock. The transaction is expected to close on June 28, 2004, subject to customary closing conditions.

The securities sold have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or applicable exemption from registration. ATS Medical has agreed to file, no later than 15 business days after the closing, a registration statement providing for the resale of the common stock.

ABOUT ATS MEDICAL

ATS Medical, Inc., headquartered in Minneapolis, is a leading medical device company specializing in mechanical heart valves, aortic graft prostheses and related cardiovascular surgery accessories. ATS is a global company with product sales in more than 40 countries. The ATS Open Pivot(R) Valve has been implanted in over 85,000 patients and utilizes a unique pivot design that results in better performance and a lower risk profile. The Company's website is www.atsmedical.com.


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SAFE HARBOR

All statements in this news release that are not statements of historical fact are forward-looking statements, including the statement that the offering is expected to close within two business days. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the ability of the Company and the investors to comply with certain conditions to closing as set forth in the definitive agreements. ATS Medical assumes no obligation to update these forward looking statements, and does not intend to do so.

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